Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

WILLIAM C. DENNINGER NAMED SENIOR VICE PRESIDENT-FINANCE AT KAMAN
CORPORATION; CFO ROBERT M. GARNEAU TO RETIRE

BLOOMFIELD, Connecticut (November 13, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that William C. Denninger will assume the role of Senior Vice President – Finance of the company on November 17, 2008.  Denninger will become Senior Vice President and Chief Financial Officer upon the retirement of Robert M. Garneau, 64, Executive Vice President and Chief Financial Officer, who is scheduled to retire on December 1, 2008.

Chairman of the Board, President and Chief Executive Officer Neal J. Keating said, “Bill’s successful experience in our core businesses of aerospace and industrial distribution and breadth of knowledge in all aspects of corporate finance will help ensure a smooth transition of our financial leadership.  I know he will bring considerable strength to our senior leadership team as we continue to drive growth and improved operating performance at Kaman Corporation.”

Denninger, 58, most recently served for eight years as Chief Financial Officer of Barnes Group, Inc. (NYSE:B), a Bristol, Connecticut based $1.5 billion global industrial products manufacturer and distributor.  He also served as a member of the Board of Directors.  Prior to that, he had a fifteen year career with BTR Plc, a U.K. based diversified multi billion global manufacturing firm, rising to the position of Chief Financial Officer-Americas.  He began his career with ITT Corporation and served in a number of increasingly responsible positions with the company, and was ultimately general manager ITT Hoffman.  He previously served on the Board of Directors of Graham Corporation (ASE:GHM), and was Chairman of its Audit Committee.

A native of Cape Cod, Massachusetts, Denninger received his bachelor’s degree in marine transportation from the State University of New York in New York City in 1972 and his MBA in international finance from New York University in 1977.  He and his wife Margaret are residents of Stamford, Connecticut.

Garneau joined Kaman in 1981 and has been CFO since 1992 serving in that capacity for all three of the CEOs in the company’s history.  Keating stated, “Bob has served the company ably for twenty-eight years and leaves Bill with a solid foundation and strong finance team.  In addition to his many contributions to Kaman over the years, I have valued the guidance and leadership he has provided during my first year as CEO.  Although he will be missed, I am pleased that he will be able to enjoy his well-earned retirement.”

Kaman Corp., headquartered in Bloomfield, Connecticut, conducts business in the aerospace and industrial distribution markets.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com